                                                                      Exhibit 12

                             TXU US HOLDINGS COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
     AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                     Year Ended December 31,
                                                    ----------------------------------------------------------
                                                     2001         2000         1999         1998         1997
                                                     ----         ----         ----         ----         ----
                                                                Millions of Dollars, Except Ratios

EARNINGS:
   Net income                                       $  882       $  895       $  779       $  798       $  772
   Add:  Total federal income taxes                    399          393          356          486          410
         Fixed charges (see detail below)              474          478          519          568          619
                                                    ------      -------       ------       ------       ------
                Total earnings                      $1,755       $1,766       $1,654       $1,852       $1,801
                                                    ======       ======       ======       ======       ======

FIXED CHARGES:
   Interest expense                                 $  383       $  382       $  425       $  476       $  527
   Rentals representative of the interest factor        30           27           26           24           22
   Distributions on preferred trust securities
      of subsidiaries*                                  61           69           68           68           70
                                                    ------      -------       ------       ------       ------
            Fixed charges deducted from
               earnings                                474          478          519          568          619
                                                    ------      -------       ------       ------       ------

     Preferred dividends of registrant (pretax)**       15           14           15           21           41
                                                    ------      -------       ------       ------       ------
            Fixed charges and preferred
               dividends                            $  489       $  492       $  534       $  589       $  660
                                                    ======       ======       ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                    3.70         3.69         3.19         3.26         2.91
                                                      ====         ====         ====         ====         ====

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS                    3.59         3.59         3.10         3.14         2.73
                                                      ====         ====         ====         ====         ====

*  Distributions on preferred trust securities are deductible for tax purposes.

** Preferred dividends multiplied by the ratio of pre-tax income to net income.